Consent of Independent Auditor
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-281918 and No. 333-283937) and Form S-8 (No. 333-257100 and 333-279961) of HF Foods Group Inc. of our report dated November 6, 2026, relating to the combined financial statements of Searay Foods Inc., Searay Foods USA Inc., and Morgan Foods Inc., which appears in this Current Report on Form 8-K/A.

/s/ BDO USA, P.C.
Detroit, Michigan
November 6, 2026

BDO USA, P.C., a Virginia professional corporation, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

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